Exhibit 99.3

FOR IMMEDIATE RELEASE

CIT DECLARES QUARTERLY DIVIDEND

Additional Means to Return Capital to Shareholders

NEW YORK – October 21, 2013 – CIT Group Inc. (NYSE: CIT), a leading provider of financing and advisory services to small businesses and middle market companies, today announced that its Board of Directors has declared a quarterly cash dividend of $0.10 per share on its outstanding common stock. The common stock dividend is payable on November 29, 2013 to common shareholders of record November 15, 2013.

“We are very pleased to reinstate a quarterly cash dividend on our common stock,” said John A. Thain, Chairman and Chief Executive Officer. “This announcement further demonstrates CIT’s progress and commitment to returning capital to our shareholders.”

EDITOR’S NOTE:

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $35 billion in financing and leasing assets. It provides financing and leasing capital and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and vendor finance. CIT operates CIT Bank (Member FDIC), its primary bank subsidiary, which, through its online bank BankOnCIT.com, offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Director of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Ken Brause

Executive Vice President

(212) 771-9650

Ken.Brause@cit.com